JOINT FILER INFORMATION

Name:	Morgan Stanley Risk Holdings, Inc.

Address:	1585 Broadway New York, NY 10036

Designated Filer:	Morgan Stanley

Issuer and Ticker Symbol:	Barra, Inc. (BARZ)

Statement for Month/Day/Year:	4/5/2004

By:	/s/ Martin M. Cohen		Date:	April 14, 2004

**	Signature of Reporting Person
	Name:	Martin M. Cohen
	Title:	Vice President and Secretary

MORGAN STANLEY RISK HOLDINGS, INC.